AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

between

HARRIS & HARRIS GROUP, INC.

and

CHARLES E. HARRIS

As Amended and Restated for Code Section 409A Effective January 1, 2005,
but actually on August 2, 2007

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This is an AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), between HARRIS & HARRIS GROUP, INC. (the “Company”), a New York corporation, and CHARLES E. HARRIS (the “Executive”) , which is generally effective August 2, 2007, except where a January 1, 2005 effective date is otherwise specified.

W  I  T  N  E  S  S  E  T  H  T  H  A  T:

WHEREAS, the Executive is currently serving as Chairman and Chief Executive Officer of the Company, pursuant to an Amended and Restated Employment Agreement, dated as of October 14, 2004 (the “Prior Agreement”); and

WHEREAS, the Company and the Executive wish to amend the Prior Agreement to bring it into clear compliance with Internal Revenue Code (the "Code") Section 409A effective January 1, 2005 to avoid a 20% additional income tax assessment against employee due to certain compensation items provided for hereunder.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.    Employment. The Company shall employ the Executive, and the Executive shall be employed by the Company, for the Period of Employment provided in paragraph 3(a) below and upon the other terms and conditions set forth in this Agreement.

2.    Position and Responsibilities: During the Period of Employment, the Executive shall:

(a)    Serve as the Chairman and Chief Executive Officer of the Company;

(b)    Be responsible for the general management of the affairs of the Company and all its subsidiaries, reporting directly to the Board of Directors of the Company (the “Board”);

(c)    Serve as a member of the Board for the period for which he is and shall from time to time be elected or reelected; and

(d)    Serve, if elected, as President of the Company and as an officer and director of any subsidiary or affiliate of the Company.

3.    Terms and Duties

(a)    Commencement of Period of Employment. The Executive's employment hereunder shall continue, subject to earlier termination in accordance with the terms of this Agreement, until Executive's Mandatory Retirement Date under the Harris & Harris Group, Inc. Executive Mandatory Retirement Plan and Program ("EMRP"), including all extensions.

 (b)    End of Period of Employment. Effective January 1, 2005, the following rule shall apply to determine when the Period of Employment ends: The Period of Employment shall end upon the first of the following to occur: Executive's death, in accordance with notice from the Company during disability in as provided in Section 6, on the date specified in notice from the Company to the Executive that his employment is being terminated as a Without Cause Termination or as a Termination for Cause (as defined in Section 8(d)), on the date specified in notice from the Executive to the Company as a Constructive Discharge or as a voluntary termination of employment other than Constructive Discharge. Further, the Period of Employment under this Agreement shall not extend beyond the time period specified in 3(a) above. Notwithstanding the forgoing, the Period of Employment shall be considered to end for purposes of Sections 8 and 10 on the last day on which the Employee performs services for the Company (or any other entity considered a single employer with the Company under Section 414(b) or (c) of the Code) substantially on his regular, full-time schedule, if on that date both the Company and the Employee reasonably anticipate that (i) no further services will be performed thereafter, or (ii) the level of bona fide services performed after that date (as an employee or independent contractor, but not including service as a member of the Board of Directors of the Company) will permanently decrease to no more than 20% of the average level of bona fide services performed over the previous 36 months, or on such later date on which the parties first reasonably anticipate service has reduced in such manner. The Executive's Period of Employment will not be considered to be terminated while the Executive is on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six months. If a bona fide leave of absence extends beyond six months, a termination of the Period of Employment will be deemed to occur on the first day after the end of such six month period. The Compensation Committee of the Board of Directors will determine whether a Termination of Employment has occurred based on all relevant facts and circumstances, in accordance with Treasury Regulation §1.409A-1(h).

(b)    Duties. While employed by the Company, (except for illness or incapacity and vacation periods) the Executive shall perform and discharge well and faithfully the duties which the Board may assign to him from time to time. The Executive shall not, without the prior consent of the Board, engage in any business activity for which he is compensated unrelated to the Company’s business; provided, however, the foregoing shall not be deemed to prohibit the Executive from devoting time to his personal investments or from continuing the activities he had been engaged in at the time this Agreement is entered into with respect to his then personal investments. The Executive shall be permitted to perform and discharge his duties from any location.

4.    Compensation. For all services rendered by the Executive in any capacity during the Period of Employment, including, without limitation, services as an executive, officer, director or member of any committee of the Company or of any subsidiary, affiliate or division of the Company, the Company shall compensate the Executive as described in paragraphs (a) through (g) below. For purposes of this Section 4, the term “Board” shall mean either the Board of Directors of the Company or a committee of the Board of Directors (i.e., the Compensation Committee of the Board of Directors).

(a)    Base Salary. During the Period of Employment, the Company shall pay the Executive a fixed salary (the “Base Salary”) at an annual rate of not less than $202,980 effective October 19, 1999. On January 1, 2001, and on each January 1 thereafter during the Period of Employment, the Base Salary shall be increased so that the new Base Salary equals the product of the Base Salary in effect on the immediately preceding December 31 times the quotient obtained by dividing A by B, where:

“A is the Consumer Price Index, All Urban Consumers (CPI-U), U.S. City of Average for All Items (standard reference base period 1982-84 = 100) (the “CPI”), as published during the September immediately preceding the January 1 with respect to which the increased Base Salary is being computed; and

B is the CPI as published during the September twelve months prior to the September referred to in “A” above. If during the Period of Employment, the United States Bureau of Labor Statistics (the “Bureau”) ceases publication of the CPI, the calculations required hereby shall thereafter be made using the consumer price index published by the Bureau (or any successor agency of the federal government) that is most nearly equivalent to the CPI.”

(b)    Discretionary Base Salary Increases. At any time or from time to time during the Period of Employment, the Board may increase the Base Salary to an amount exceeding the Base Salary determined pursuant to paragraph 3(a) above. Following any such discretionary increase in the Base Salary, the Board may or may not maintain the Base Salary at that increased level (or further increase the Base Salary beyond that level). But in no event shall the Base Salary in effect for any portion of the Period of Employment be an annual amount less than the amount determinable in accordance with paragraph 3(a) above as if no discretionary increases had been made.

(c)    Incentive Compensation. Executive acknowledges that in 2006, the Board terminated the Company's incentive compensation Employee Profit Sharing Plan (the “Profit Sharing Plan”), and replaced it, effective for performance in 2006 and later years, with the Harris & Harris Group, Inc 2006 Equity Incentive Plan.

(d)    Additional Benefits. In addition, the Executive shall be entitled to participate in all compensation or employee benefit plans or programs, and to receive all benefits, perquisites, and emoluments for which any salaried employees are eligible under any plan or program, now or hereafter established and maintained by the Company for salaried employees (which shall be comparable to those provided to senior officers of other comparable companies), to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof, including group hospitalization, health, dental care, life or other insurance, tax-qualified pension, savings, thrift and profit-sharing plans, termination pay programs, sick-leave plans, travel or accident insurance, disability insurance, auto allowance or auto lease plans, and executive contingent compensation plans, including, without limitation, capital accumulation programs and stock purchase, restricted stock or stock option plans. Specifically, but without limitation, the Company shall furnish the Executive, with (1) cash reimbursement for the cost of term life insurance for the benefit of the Executive’s designated beneficiary in the amount of at least $2,000,000, (2) supplemental uninsured medical reimbursement plan coverage of $10,000 for expenses incurred by the Executive or his covered dependents which are not covered by the Company’s group hospitalization, health and dental care insurance plans, provided that this $10,000 limit shall be increased so that on a cumulative basis, such limit equals the product of $10,000 multiplied times the quotient (the “CPI Factor”) obtained by dividing the CPI published during the most recent September by the CPI published for September, 1999, (3) disability insurance (through an insurance carrier and/or self-insured by the Company) for the benefit of the Executive providing for continuation of 100% of his Base Salary for the period specified in the insured long term disability coverage in force in August, 2007, and (4) long-term care insurance (through an insurance carrier) for the benefit of the Executive and his spouse in an amount reasonable expected to cover daily expenses of $250 (subject to cost of living adjustments) the Executive and his spouse may each incur with respect to long-term care. After an event of a Change of Control (as defined in the Amended and Restated Severance Compensation Agreement effective as of August 2, 2007, by and between the Company and the Executive), the disability insurance referred to in clause (3) above shall be provided through an insurance carrier. If such disability insurance is provided to the Executive at any time though an insurance carrier, then at the Executive’s election, the Company shall increase the Executive’s Base Salary in an amount equal to the premium payments due with respect to such insurance and the Executive shall thereafter be responsible for making the premium payments for such coverage.

(e)    Perquisites. The Company shall also furnish the Executive, without cost to him, with (1) a Company-owned or leased automobile which will be replaced with a new automobile every four years, provided that the Executive may select the automobile and, if the value of the automobile selected by the Executive is greater than $40,000 times the CPI Factor (for purposes of this clause (1) only, the CPI Factor shall be based on the CPI published for September, 1991 rather than for September, 1999), the Executive shall pay to the Company, each month during which he shall have use of the automobile, the difference between the monthly market rental of the vehicle being furnished to the Executive and the monthly market rental of an automobile with a value of $40,000 times the CPI Factor; and (2) membership in one health club (including the cost of a personal trainer), one luncheon club, and one social or country club of the Executive’s choosing. The Company shall also reimburse the Executive annually for the cost of (1) an annual physical examination of the Executive by a physician selected by the Executive, and (2) personal financial, investment or tax advice, not to exceed $5,000 times the CPI Factor per annum. Any reimbursable amount for the cost of personal financial, investment or tax advice not utilized in a year shall be available to reimburse the Executive for such costs incurred in a prior or subsequent year. The Executive shall properly document such costs for federal income taxation purposes to preserve any deduction for such reimbursements to which the Company may be entitled.

(f)    Deferred Compensation. This Section 4(f) shall be applicable January 1, 2005. The Company maintains a supplemental executive retirement plan (the “SERP”), as amended and restated (also previously documented by the Company as the "Deferred Compensation Agreement"), for the benefit of the Executive. Under the SERP, the Company shall cause an amount equal to one-twelfth of the Executive’s current Base Salary to be credited each month (a “Monthly Credit”) to a special account maintained for this purpose on the books of the Company for the benefit of the Executive (the “SERP Account”). The SERP Account shall be credited and debited to reflect the deemed investment returns, losses and expenses attributed to such deemed investments and reinvestments in accordance with the terms of the SERP in effect from time to time. The Executive’s benefit under the SERP shall equal the balance in the SERP Account and such benefit shall always be 100% vested (i.e., not forfeitable). One or more payments equal to the balance of the SERP Account shall be made to the Executive in accordance with the provisions of the separate Amended and Restated SERP dated August 2, 2007. The Company shall establish a rabbi trust for the purpose of accumulating funds to satisfy the obligations incurred by the Company pursuant to this paragraph 4(f). Each time the Company credits a Monthly Credit to the SERP Account, the Company shall make a corresponding dollar contribution to the trust. The Executive’s rights to benefits pursuant to this paragraph 4(f) shall be no greater than those of a general creditor of the Company. The Executive’s benefits pursuant to this paragraph 4(f) may not be anticipated, alienated, pledged, encumbered or subject to attachment, garnishment, levy, execution, or other legal or equitable process. If the Board determines that the investment of the rabbi trust assets in mutual funds will cause the Company to fail to comply with certain statutory asset holding requirements, such assets shall be invested in U.S. Government securities to the extent necessary to meet the statutory requirements.

(g)    Office Equipment. During the Period of Employment, the Company shall provide the Executive with state of the art communication and office equipment for use at a residence of the Executive’s choice.

(h)    Vacation. In each calendar year during the Period of Employment, the Executive shall be entitled to not less than 1½ days of an annual vacation for each full year of employment with the Company (e.g., for 2007, the Executive shall be entitled to not less than 36 vacation days).

5.    Business Expenses. The Company shall pay or reimburse the Executive for all reasonable travel or other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement, including, without limitation, routine and necessary costs of maintaining the automobile (including garage space) provided to the Executive by the Company pursuant to paragraph 4(e) above, subject to the Executive’s presentation of appropriate vouchers in accordance with such procedures as the Company may from time to time establish for senior officers and to preserve any deductions for federal income taxation purposes to which the Company may be entitled.

6.    Disability. This Section 6 is applicable effective January 1, 2005.

(a)    In the event of the disability of the Executive during the Period of Employment, the Company shall, subject to the provisions of the next following sentence, continue to pay to the Executive the compensation provided in paragraph 4 above during the period of his disability. But if the Executive’s disability continues until the Executive becomes entitled to receive the proceeds of the disability insurance described in paragraph 4(d) above, or after 180 days of the disability benefit if the benefit is fully self-funded, the Company may, at its election, terminate the Period of Employment, in which event the Company’s obligation to make payments under paragraph 4 shall cease, except for (1) unpaid continuation of Base Salary disability benefits, (2) Monthly Credits to the SERP Account through the effective date of termination, and (3) retirement benefits as described in paragraph 10 below. However, the benefits described in paragraph 4(d) and the perquisites described in paragraph 4(e) shall continue to be provided for a period of ten years, except that the Company shall only continue to provide the automobile described in paragraph 4(d) for six months following termination of the Period of Employment and then allow the Executive to assume (without any continuing obligations under the lease, if any, on the part of the Company) the Company’s rights and obligations to lease or purchase such automobile (to the extent any lease is so assumable) or to purchase such automobile at its then book value.

(b)    During the period the Executive is receiving payments, either under paragraph 6 or under the disability insurance described in paragraph 4(d) above, to the extent that he is physically and mentally able to do so, he shall furnish information and assistance to the Company and, upon a reasonable request in writing by the Board from time to time, he shall make himself available to the Company to undertake reasonable assignments consistent with the dignity, importance, and scope of his prior position with the Company and his physical and mental health. During the first six months of disability, the Executive shall report directly to the Board. If the Company fails to make a payment or provide a benefit required under paragraph 6(a), the Executive’s obligation to furnish information and assistance and undertake assignments shall terminate.

(c)    If the Executive’s disability continues until the Executive becomes entitled to receive the proceeds of the disability insurance described in paragraph 4(d) above, or after 180 days of the disability benefit if fully self-funded, then beginning January 1, 2010, the Company shall also pay to the Executive or his wife, if he predeceases her, for a period of three years, the Base Salary amount that existed at the time disability began. Such Base Salary amount shall be paid by the Company in 36 monthly installments.

(d)    If the Executive dies prior to the date he becomes entitled to receive the proceeds of the disability insurance described in paragraph 4(d) above, or after 180 days of the disability if the disability benefit is fully self-funded, then the Company shall pay his wife, if she survives him, for a period of two years beginning in the month following the date of the Executive's death, the Base Salary amount that existed at the onset of the disability in the form of a death benefit. Such Base Salary amount shall be paid by the Company in 24 monthly installments commencing in the month following the Executive’s death.

(e)    As used in this Agreement, the term “disability” shall mean the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or the Executive is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant's employer.

7.    Death. If the Executive dies during the Period of Employment, the Executive’s designated beneficiary shall be entitled to receive the proceeds of any life or other insurance or other death benefit program provided pursuant to paragraph 4(d) above in accordance with the provisions thereof, and the Period of Employment and the Company’s obligation to make payments under paragraph 4 (except for payment of SERP benefits already accrued as provided in paragraph 4(f)) shall cease as of the date of death, except (1) for earned (through the date of death) but unpaid Base Salary or disability benefits, (2) Monthly Credits to the SERP Account through the date of death, and (3) retirement benefits as described in paragraph 10 below. The Company shall pay the Executive’s wife, if she survives him, for a period of two years the Base Salary amount that existed at the time of death in the form of a death benefit, provided that this benefit will not be paid if the Executive is already entitled to salary continuation under paragraph 6(d) above. Such Base Salary amount shall be paid by the Company in 24 monthly installments commencing in the month following the Executive’s death.

8.    Effect of Termination of Employment. This Section 8 shall be applicable effective January 1, 2005.

(a)    If the Period of Employment hereunder terminates because of either a Without Cause Termination or Constructive Discharge, the Executive shall be entitled to (1) earned (through the effective date of the termination) but unpaid Base Salary, (2) Monthly Credits to the SERP Account through the effective date of the termination and (3) retirement benefits as described in paragraph 10 below. In addition, if the Period of Employment is terminated because of either a Without Cause Termination or Constructive Discharge, the Company shall, as liquidated damages or severance pay, or both, pay to the Executive (or to his estate if he dies before all payments are made) two times his Base Salary in effect at the time of such termination of the Period of Employment, which payments shall be made as follows: ½ year of base salary shall be paid six months and one day after the termination of the Period of Employment, and the remaining 1½ years of Base Salary shall be paid in 18 monthly installments commencing in the month following the date the first payment is made. In addition, benefits described in paragraph 4(d), the perquisites described in paragraph 4(e) and the communication and office equipment described in paragraph 4(g) shall continue to be provided for twenty-four months, except that the Company shall only continue to provide the automobile allowance described in paragraph 4(e) for six months following such termination and then the Executive may assume (without any continuing obligations under the lease, if any, on the part of the Company) the Company’s rights and obligations to lease or purchase such automobile (to the extent any lease is so assumable) or to purchase such automobile at its then book value and except that the Company shall continue to provide communication and office equipment to the Executive for only 18 months. To the extent any benefit under 4(d), (e) or (g) is determined to be deferred compensation under Code Section 409A, such benefit shall not be paid or provided until the day six months and one day after termination of the Period of Employment, and then all payments that would have been made during such six month period had this payment delay rule not been in effect shall be made on that payment date.

(ii)    To the extent that the Executive is entitled to receive cash compensation that is (or would be, if any elective deferral were disregarded) subject to federal income taxation in respect of any other employment or a consulting position with another company before all compensation provided for in this Section 8(a) is paid, the payments to be made pursuant to this paragraph 8(a) shall be correspondingly reduced by such cash compensation and, to the extent that benefits of the kind required by this paragraph 8(a) to be continued are payable in respect of such other employment or consulting position, such benefits provided by the other Company shall be deemed the primary coverage for purposes of coordination of benefits and avoiding duplication of benefits. However, at no time shall such benefits of a kind described herein, be less than those required by this paragraph 8(a) or paragraphs 4(d) and 4(e).

(b)    If the Period of Employment hereunder terminates because of a Termination for Cause, the Executive shall receive: (1) earned (through the effective date of termination) but unpaid Base Salary, and (2) monthly credits to the SERP Account through the effective date of the termination of the Period of Employment, but no other payments (except the SERP benefit as provided in paragraph 4(f)) shall be made, or benefits provided, by the Company.

(c)    Notwithstanding anything to the contrary in this Agreement, if the Period of Employment hereunder terminates because the Executive has reached his Mandatory Retirement Date under the EMRP including any extensions, the Executive shall receive: (1) earned (through the effective date of termination) but unpaid Base Salary, (2) Retirement Benefits under Section 10, (3) the monthly credit to the SERP Account through the effective date of the termination, and (4) any benefits to which the Executive may be entitled pursuant to the Employee Mandatory Retirement Benefits Plan, subject to the terms of that Plan, shall be payable to the Executive, but no other payments (except payment under the SERP deferred compensation as provided in paragraph 4(f)) shall be made, or benefits provided, by the Company.

(d)    If the Period of Employment hereunder terminates due to the Executive's voluntary termination of the Period of Employment other than on account of Constructive Discharge, death, disability, or termination under the EMRP, the Executive shall receive: (1) earned (through the effective date of termination) but unpaid Base Salary, (2) the Monthly Credit to the SERP Account through the effective date of the termination of the Period of Employment, and (3) the Retirement Benefits under Section 10, but no other payments (except the SERP benefit as provided in paragraph 4(f)) shall be made, or benefits provided, by the Company.

(e)    As used in this Agreement:

(1)    “Termination for Cause” means a termination of the Period of Employment by the Company, by written notice to the Executive, specifying the event relied upon for such termination, because of the Executive’s serious, willful misconduct in respect of his duties under this Agreement, including, without limitation, conviction of a felony or for perpetration of a common law fraud which has resulted in material economic damage to the Company or any of its subsidiaries or affiliates. If the Executive’s misconduct can be cured, a Termination for Cause shall not occur until the Executive fails to so cure within 30 days from delivery to the Executive of a written demand by the Company that he do so, which demand shall specify the misconduct being relied upon for termination pursuant to this paragraph 8(c)(1).

(2)    “Constructive Discharge” means a termination of the Period of Employment by the Executive because of (A) a failure of the Company to fulfill its obligations under this Agreement in any material respect, including any failure to elect or reelect or to appoint or reappoint the Executive to the offices of Chairman of the Company and its Chief Executive Officer or as a member of the Board or other material change by the Company in the functions, duties, or responsibilities of the Executive’s position with the Company which would reduce the ranking or level, dignity, responsibility, importance, or scope of such position, or (B) any assignment or reassignment by the Company of the Executive to a place of employment other than the Company’s headquarters, (which shall be located in New York, New York, or other location of the Executive’s choosing). A Constructive Discharge shall apply to any case in which the Company shall have failed to remedy within 30 days from delivery to the Company of a written demand by the Executive that it do so, which demand shall specify the circumstances being relied upon for termination pursuant to this paragraph 8(c)(2).

(3)    “Without Cause Termination” means a termination of the Period of Employment by the Company other than because of disability or expiration of the Period of Employment and other than a Termination for Cause. The exercise by the Company or the Executive, as the case may be of a right to terminate the Period of Employment under this paragraph 8(c) shall not abrogate the rights and remedies of the terminating party in respect of the circumstances giving rise to such termination.

9.    Other Duties of Executive During and After Period of Employment.

(a)    The Executive shall, upon reasonable notice, during or after the Period of Employment, furnish such information as may be in his possession to, and cooperate with the Company, as the Company may reasonably request in connection with the analysis, negotiation, and settlement of any pending claims and any litigation in which the Company or any of its subsidiaries or affiliates, is, or may become, a party.

(b)    The Executive recognizes and acknowledges that all information pertaining to the affairs, business, or clients of the Company or any of its subsidiaries or affiliates, as such information may exist from time to time, is confidential information and is a unique and valuable asset of the Company, access to and knowledge of which are essential to the performance of the Executive’s duties under this Agreement. The Executive shall not, during the Period of Employment or thereafter, except to the extent reasonably necessary in the performance of his duties under this Agreement, divulge to any person, firm, association, corporation or governmental agency, any information concerning the affairs, business, clients, or customers of the Company or any of its subsidiaries or affiliates (except such information as it is required by law to be divulged to a government agency), or make use of any such information for his own purposes or for the benefit of any person, firm, association or corporation (except the Company or its subsidiaries or affiliates) and shall use his best efforts to prevent the disclosure of any such information by others. All records, memoranda, letters, books, papers, reports, accountings, experience or other data, and other records and documents relating to the business of the Company or any of its subsidiaries or affiliates, whether made by the Executive or otherwise coming into his possession, are confidential information and are, and shall be, and shall remain the property of the Company.

(c)    During the Period of Employment and for a one year period thereafter in the event of (1) a Termination for Cause, (2) a termination of the Period of Employment by the Executive that is not a Constructive Discharge, or (3) the disability of the Executive, the Executive shall not:

Make any statement or perform any act intended to advance an interest of any existing or prospective competitor of the Company or any of its subsidiaries or affiliates in any way that will injure an interest of the Company or any of its subsidiaries or affiliates in its relationship and dealings with existing or potential clients, customers or brokers or to do any act that is disloyal to the Company or inconsistent with the Company’s interests or in violation of any provision of this Agreement.

(d)    The Company’s obligation to make payments under paragraph 4, other than the SERP benefits described in paragraph 4(f), shall cease upon any violation of the provisions of paragraph 9 which is not inadvertent and which has resulted in material economic damage to the Company or any of its subsidiaries.

10.    Retirement Benefits. At the termination of Executive’s Period of Employment with the Company, the Executive, his spouse and dependents shall be entitled to medical and health insurance coverage under the Harris & Harris Group, Inc. Retiree Medical Benefit Plan as amended on May 3, 2007 and as further amended from time to time, provided that no amendment shall reduce the level of benefit to be provided thereunder. Any dispute as to whether the Company has complied with its obligations under this paragraph 10 may be referred to final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and the Company agrees to reimburse the Executive or the Executive’s spouse, as the case maybe, for reasonable attorney fees and expenses incurred by the Executive or the Executive’ spouse in connection with such arbitration.

11.    Indemnification, Litigation.

(a)    Throughout the Period of Employment and thereafter, the Executive shall continue to be entitled to indemnification from the Company pursuant to the Indemnification Agreement, dated as of December 15, 1992 between the Company and the Executive (the “Indemnification Agreement”), a copy of which is attached hereto as Exhibit B.

(b)    In the event of any litigation or other proceeding between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of rights hereunder, the Company shall reimburse the Executive for all costs and expenses relating to such litigation or other proceeding, including reasonable attorneys’ fees and expenses, provided that such litigation or proceeding results in any:

(1)    Settlement requiring the Company to make a payment to the Executive; or

(2)    Judgment, order, or award in favor of the Executive, regardless of whether such judgment, order, or award is subsequently reversed on appeal or in a collateral proceeding.

(c)    In no event shall the Executive be required to reimburse the Company for any of the costs and expenses relating to such litigation or other proceeding referred to in paragraph 11(b).

12.    Withholding Taxes. The Company may directly or indirectly withhold from any payments made under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

13.    Consolidation, Merger, or Sale of Assets: Change of Control.

(a)    Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger, or transfer of assets and assumption, the term “Company” as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.

(b)    The provisions of the Severance Compensation Agreement, made effective as of August 15, 1990, and amended as of August 2, 2007, by and between the Company and the Executive, (the “Severance Compensation Agreement”), shall apply and coordinate with this Agreement as provided therein.

14.    Effect of Prior Agreements. This Agreement between the Company and the Executive, contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior employment agreement (including the “Prior Agreement”) between the Company or any predecessor of the Company and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided and not expressly provided in this Agreement, and this Agreement shall also not be superseded by, but shall operate in tandem with, the Indemnification Agreement, the Severance Compensation Agreement, the SERP, and the Harris & Harris Group, Inc. 2006 Equity Incentive Plan and awards issued thereunder.

15.    Notices. All, notice, requests, demands, and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if hand delivered or mailed, postage prepaid by same day or overnight mail as follows:

(1)	To the Company:	Harris & Harris Group, Inc.
111 West 57th Street, Suite 1100
New York, NY 10019
Attn.: Secretary

(2)	To the Executive:	Charles E. Harris
322 East 57th Street, #18A
New York, NY 10022

or to such other address as either party shall have previously specified in writing to the other.

16.    No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect. But nothing in this paragraph 16 shall preclude the executors, administrators, or other legal representatives of the Executive from assigning any rights hereunder to the person or persons entitled thereto.

17.    Binding Agreement. This Agreement shall benefit and bind (a) the Executive, his heirs, beneficiaries, and personal representatives, and (b) the Company and its successors and assigns.

18.    Severability. If any provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable in any jurisdiction or jurisdictions, because of conflicts with any constitution, statute, rule or public policy or for any other reason, such circumstance shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case of circumstance or of rendering any other provisions herein contained unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule or public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, or unenforceable provision had never been contained herein and such provision reformed so that it would be enforceable to the maximum extent permitted in such jurisdiction or in such case.

19.    Modification and Waiver. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No terms or condition of the Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

20.    Headings of No Effect. The paragraph headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

21.    Governing Law. The laws of New York shall govern the validity, construction, and interpretation of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officers, and the Executive has signed and delivered this Agreement, on the date set forth above.

HARRIS & HARRIS GROUP, INC.

BY:	/s/ Douglas W. Jamison
Douglas W. Jamison, President

BY:	/s/ Charles E. Harris
Charles E. Harris